Exhibit 10.1

Employment Agreement

This Employment Agreement, is entered into on June 18th, 2026 by and between

DEEL INNOVATION LTD., an Israeli company registered under number 515701910, with its registered office at 103 Hahashmonaim, Tel Aviv, Israel (the “Company”).

and

Gil Issachar, with residence at 7 HaHumash St., Hod-Hasharon, 4501870, IL , with a personal ID number of                        (the “Employee”).

WHEREAS:

1. The Company and the Employee are willing to enter into an employment relationship ;

2. The Company and the Employee wish to clarify certain obligations and rights in respect of said employment relationship;

3. Upon acceptance, this Agreement shall supersede any prior terms and conditions of employment between the Company and the Employee (whether expressed or implied). This Agreement shall be the only legal binding agreement between the Company and the Employee relating to the Employee’s employment by the Company. It is agreed between the Parties that any other agreement entered or to be entered by the Employee with any party other than the Company shall not bind the Company in any way.

NOW, THEREFORE, in consideration of the above, and in further consideration of the mutual promises and covenants set forth, this Employment Agreement (the “Agreement” or the “Employment Agreement”) witnesses that the parties agree as follows:

EMPLOYMENT AGREEMENT MINIMUM TERMS AND CONDITIONS

(the “Table”)

1.	Start date:

June 18th, 2026

2.	Contract term:

The Employee will be employed for an indefinite period.

3.	Probation Period:

This agreement is not subjected to a probationary period.

4.	Job Title:

Head of AI and Neuroscience

5.	Job Description:

Duties and Responsibilities:

-	Lead the development and execution of research strategies aligned with the company’s objectives.

-	Oversee the design and implementation of research projects, ensuring methodological rigor and relevance.

-	Analyze and interpret complex data sets to provide actionable insights and recommendations.

-	Collaborate with cross-functional teams to integrate research findings into product development and business strategies.

-	Manage the research budget, ensuring efficient allocation of resources and adherence to financial guidelines.

-	Develop and maintain relationships with external research partners and institutions to enhance research capabilities.

-	Ensure compliance with ethical standards and regulatory requirements in all research activities.

-	Present research findings to stakeholders, highlighting key insights and implications for the company.

-	Foster a culture of innovation and continuous improvement within the research team.

-	Monitor industry trends and advancements to identify opportunities for the company to leverage new research methodologies and technologies.

6.	Line Manager:

The Employee will report to the line manager appointed from time to time by the Company.

7.	Place of work:

Remote work within the country of Israel, 7 HaHumash St., Hod-Hasharon, 4501870, IL.

8.	Employment type:

Full time

9.	Organization of the working time:

Full time: Not less than 42 hours per week (100%).

If the work week is from Sunday-Thursday, the regular weekly rest days are Friday and Saturday.

If the work week is from Monday-Friday, the regular weekly rest days are Saturday and Sunday. Working hours will be in accordance with applicable law, including the Hours of Work and Rest Law.

The work schedule is detailed below:

Sunday: 09:00 to 17:24

Monday: 09:00 to 17:24

Tuesday: 09:00 to 17:24

Wednesday: 09:00 to 17:24

Thursday: 09:00 to 17:24

10.	Holidays / Leaves:

22 days per year with respect to each full 12-month period of continuous employment with the Company. Any unused Annual Vacation Days shall be carried over to the following calendar year.

11.	Notice period:

30 days from the start date of employment

12.	Determined Salary:

Determined Salary of ILS 50000.00 NIS per month divided as follows:

-	Base salary of ILS 48000.00 NIS per month.

-	Global Overtime Consideration ILS 2000.00 NIS per month

13.	Variable elements:

The total outstanding bonus amount is 131,250 NIS (the “Total Amount”). The Company shall pay this Total Amount in twenty (20) equal monthly installments of 6,562.5 NIS each, processed through Deel in monthly cycles. The monthly installment amount will be added to the Employee’s gross salary and shall be subject to mandatory withholdings, including income tax and National Insurance (Bituach Leumi), in accordance with applicable Israeli law.

In the event of termination of the employment agreement by either party, any remaining unpaid installments of the Total Amount shall be paid in full in the final payroll payment.

14.	Additional Benefits:

No additional benefits will be applicable in terms of this Employment Agreement.

15.	Payment terms/ Currency:

The Determined Salary will be paid to the Employee in NIS (New Israeli Shekel) in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th day of each calendar month.

16.	Expenses reimbursement:

All requests for reimbursement of expenses will be reviewed by the Company after obtaining prior approval from the Company and against submission of the applicable invoices. No reimbursement will be granted for expenses that are not fully compliant with Israeli tax regulations.

17.	Travel expenses:

323 NIS in accordance with applicable law, as amended from time to time.

18.	Pension contributions:

As detailed in Section 7 of the Detailed Terms and Annex B of the Detailed Terms.

19.	Education fund:

The Employee shall be entitled to an Educational Fund which includes contributions by the Employee and the Company as customary in the Company and at the Employee’s choice. The contribution is based on the Determined Salary. The Company will contribute a sum equal to 7.5% of the Determined Salary on account of Educational Fund payments of choice of the Employee (“Keren Hishtalmut”). In addition the Employee will contribute 2.5% of the Determined Salary and will be deducted from the Determined Salary.

PREAMBLE

The Agreement will take effect and will be countersigned by the Company under the condition precedent that all required permits, licenses, visas and other documents have been obtained by the Employee in order to be permitted to work and reside in Israel. If and to the extent any permit, license, visa or other document which is required for the Employee to be permitted to work or reside in Israel is obtained at a later date than the commencement date of the Agreement, the Agreement will only commence as per such later date. In the event that the Employee has not provided the Company with all the required permits, licenses, visas and other documents by the Start Date, the Agreement will no longer be concluded. At any time during the employment of the Employee by the Company, the Employee is obliged to immediately inform the Company of the loss or non-renewal of any permit, license, visa or other document which is required for the Employee to be permitted to work or reside in Israel.

The Employee undertakes to provide timely notice to the Company should there be a reasonable anticipation that their permit, visa, or any license enabling them to work will not be renewed upon its expiration. The Employee bears exclusive responsibility for maintaining a valid visa, permit, or license in accordance with Israeli law. Any failure to adhere to this obligation shall constitute a material breach of this Agreement.

Upon fulfillment of the above conditions the Employee will perform the role set out in Point 4 of the Table and any additional tasks assigned to them under the following terms and conditions:

DETAILED TERMS AND CONDITIONS OF THE EMPLOYMENT

(the “Detailed Terms”)

1.	Start date - Contract Term

1.1.	The employment shall commence on the Start Date set forth in Point 1 of the Table.

1.2.	The Contract Term (if applicable) is specified in Point 2 of the Table.

2.	Probation period

2.1.	The Employee’s employment is subject to the probation period provided in Point 3 of the Table. The Employment Agreement may be terminated by the Company or the Employee before the end of the probation period by providing a written notice according to Israeli law.

3.	Job Role

3.1.	The Employee is employed in the Job Role set out in Point 4 of the Table. The Company reserves the right to reasonably modify or adjust the responsibilities of the Employee, and the Employee acknowledges and accepts such modifications.

3.2.	The Employee shall report directly to the manager from time to time appointed by the Company.

3.3.	The Employee shall devote the whole of their time to the business of the Company and shall use their best endeavors to discharge their duties. The Employee’s job duties are detailed in Point 5 of the Table.

4.	Place of Work

4.1.	The Employee’s place of work is set out in Point 7 of the Table. The Employee will perform their duties remotely in and from the country of Israel. The Employee is not allowed to work outside Israel without the Company’s prior written permission.

5.	Working time

5.1.	The Employee’s working hours are set out in Point 9 of the Table. Notwithstanding the above, the Employee’s working hours shall be in accordance with the Company’s policy as in effect from time to time, and as required by the nature of the Job role, including during overtime hours and irregular working days in order to fulfill their undertakings according to the Agreement.

5.2.	The Employee undertakes to report to the Company the actual working hours that will be performed by the Employee each month on a daily basis, in accordance with the applicable practices and policies of the Company in regard to such reports.

6.	Salary

6.1.	Determined Salary

The Employee’s monthly salary is set out in Point 12 of the Table. Such salary includes both (i) a base gross monthly salary, (the “Base Salary”) and (i), in light of the aforesaid, an additional global amount for overtime hours and/or work during irregular working days in the amount stated in Point 12 of the Table (“Global Overtime Consideration”). The Base Salary and Global Overtime Consideration shall be jointly referred to herein as the “Determined Salary”.

6.2.	The Global Overtime Consideration reflects a total of gross monthly hours for up to 40 additional hours, overtime hours and/or during irregular working days (the “Quota”) (based on the Company’s knowledgeable estimation of the average amount of overtime hours per month that the Employee’s position may require). In this respect, it is clarified that the Company does not wish that the Employee shall perform overtime beyond the Quota. The Employee acknowledges and agrees that unless they obtain their supervisor’s prior written approval, the Employee shall not work more than said Quota. The Employee shall not be entitled to any additional compensation with respect to unauthorized work hours that exceed the monthly working hours mentioned above.

6.3.	As set out in Point 15 of the Table, the Determined Salary will be paid to the Employee in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th business day of each calendar month.

6.4.	For the avoidance of any doubt, the Determined Salary and the fringe benefits that are described below constitute the overall consideration for the Employee’s work and in view of their position and status.

7.	Employee’s benefits

7.1.	Pension contributions

The Company shall insure the Employee is in accordance with the expansion order pertaining general insurance pension (the “Order”) as follows: (i) the Company shall pay an amount equal to a rate between 6.5% and 7.5% of the Determined Salary and shall deduct 6% from the Determined Salary and pay such amount as pension component, depending on the specific terms of the employee’s existing pension policy; (ii) the Company shall pay an 8.33% of the Determined Salary towards a fund for severance compensation (“Severance Fund”). The Determined Salary for the contributions mentioned in this Section shall be the Employee’s Salary. The amounts that accrued at the Severance Fund (with regard to amounts contributed by the Company in accordance with the Order) shall be transferred to the Employee in accordance with the Order. The amounts that accrued at the Severance Fund shall be made in lieu of the severance pay due to the Employee in respect of the salary from which said payments were made and for the period they were paid in accordance with the Order and Section 14 of the Severance Compensation Law, 1963 and in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay”, a copy of which is attached hereto as Annex B, as amended from time to time. The contributions of the Company and the Employee shall commence in accordance with the terms of the Order.

7.2	Education Fund

The Employee shall be entitled to an Educational Fund which includes contributions by the Employee and the Company as customary in the Company and at the Employee’s choice. The contribution is as stated on Point 19 of the Table (“Keren Hishtalmut”).

8.	Travel Expenses

8.1.	In addition to the Salary, the Employee will be entitled to reimbursement for travel expenses as set forth in Point 17 of the Table. For the avoidance of doubt, payment of travel expenses is not part of the Determined Salary for calculating social benefits and/or severance pay.

9.	Expenses

9.1.	As established in Point 16 of the Table, the Company shall reimburse the Employee for business expenses from time to time properly incurred by the Employee in connection with their employment by Company, provided that such expenses have been pre-approved in advance by Company. As a condition to such reimbursement, the Employee shall provide the Company with copies of all invoices, receipts and other evidence of expenditures as may be required in accordance with the Company’s policy as amended from time to time.

In the event that the Employee is required to travel abroad for business purposes, the Employee shall promptly submit a comprehensive travel report, accompanied by all necessary invoices, to the Company. The report must be approved by the Company before any reimbursement is made. The Employee understands and acknowledges that all expenses must be fully documented and compliant with Israeli tax regulations in order to be reimbursed by the Company.

10.	Vacations

10.1.	The Employee shall be entitled to the days stated in Point 10 of the Table, but not less than the Employee’s entitlement in accordance with the applicable law, of paid vacation each year (the “Annual Vacation Days”). Notwithstanding the foregoing, the Employee shall make all efforts to exercise their annual vacation prior to the end of the calendar year.

10.2.	The eve of national and religious holidays as they occur in Israel (“Erev Chag”) shall be considered a short half working day.

National and religious holidays shall be considered as full non-working days for the applicable community in accordance with Israeli law.

11.	Convalescence and Sick Pay

11.1.	The Employee shall be entitled to paid sick days from the first day of absence. The Employee shall notify the Company of the illness on the first day of absence, unless the Employee is unable to provide such notice due to the Employee’s medical condition, in which case the notice will be delivered as soon as possible thereafter. Such notice shall include, inter alia, the estimated period in which the Employee will be absent from work.

11.2.	The Employee shall be entitled to convalescence pay (“Dmei Havra’ah”) in accordance with the law. For the avoidance of doubt, for the purposes of calculating the Employee’s entitlement to both sick leave and convalescence pay under this Agreement, the Company shall recognize the Employee’s continuous seniority retroactive to [Seniority Date]

12.	Reserve Duty

12.1.	The Company shall pay the Employee their entire Determined Salary for periods that the Employee performs reserve duty, provided that the Employee delivers to the Company all official documents necessary for the Company to obtain reimbursement from the National Insurance Institute.

12.2.	Employees are generally not permitted to perform any work for the Company or any affiliated client during periods of reserve duty, and must obtain prior approval from the Company in accordance with the Company’s internal policy on military service leave.

13.	Employee’s representations and undertakings

The Employee represents, warrants, and undertakes all of the following:

13.1.	Absence of Impediment to the Employee’s Employment.

The Employee warrants, confirms and undertakes that they are entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment to them entering into this Agreement, fulfilling their obligations hereunder or to their employment with the Company and that in entering into this Agreement they are not in breach of any other agreement or obligation to which they are or were a party.

13.2.	The Employee warrants and represents that: (i) no provision of any law, regulation, agreement, undertaking or other document prohibits them from committing themselves in accordance with this Agreement and performing their obligations hereunder; (ii) they are not currently, nor will they by entering into this Agreement be deemed to be, in breach of any obligation or in violation of any rights of any former employer; and (iii) they will not disclose to the Company, or use, in the provision of any services to the Company, any proprietary or confidential information belonging to any former employer.

13.3.	The Employee hereby warrants that they have no medical or other problems that might prevent them from performing their obligations to work for the Company. The Employee shall notify the Company of any change in their state of health that has the potential to affect their ability to perform their obligations under this Agreement.

13.4.	General representations during the course of the Employee’s employment.

During the course of their employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all their working time, efforts and the best of their qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and their supervisors in Israel and abroad, to follow the Company procedures as established from time to time, to carry out the duties imposed upon them, whenever established and whatever they shall be.

13.5.	The Employee shall at all times act in a manner suitable for their position and status in the Company.

13.6.	The Employee shall not, without the prior written authorization of the Company, directly or indirectly, undertake any other engagement, whether as an employee of another employer or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other third party.

13.7.	The Employee undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which they had or have a personal interest or which might create a conflict of interest with their position in the Company.

13.8.	The Employee undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”), including its clients, and to make themselves available to it, even after the termination of their employment relations with the Company, for any reason, in any matter which the Company may reasonably request their assistance, including for the purpose of providing any information relating to their work or actions taken by them and including in the framework of disputes (including legal or quasi-legal proceedings).

13.9.	The Employee undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with them work and may be harmful to the Company, other employees or any other third party, as further detailed in the Company’s policy as may be amended from time. The current policy is attached hereto as Annex A.

13.10.	The Employee has no right of lien over any equipment or properties which may be provided by the Company, and under no circumstances may refrain from immediate release and return of any of such equipment back to the Company. The Employee also undertakes the commitment to take care of any equipment provided to the Employee by the Company.

13.11.	The Employee acknowledges and agrees that personal information related to them and the Employee’s terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and client relations, assessment of potential transactions and relating to such transition, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

13.12.	The Employee acknowledges that participation in any benefit, equity, or incentive plan, or in any ownership interest offered by a Deel client, is not automatic and would be subject to the Company’s prior review and written approval.

13.13.	Non-disparagement and media contact

13.13.1.	The Employee agrees that at all times during their employment under this Agreement and following its termination they will not make, cause to be made or assist or cooperate in the making of, any oral or written statement to any person, entity or association:

a)	Criticising or disparaging the Company and/or its associated companies, or any of their directors, management team or employees;

b)	Commenting unfavorably or falsely on the character, business judgment, business practices, financial condition or business reputation of the Company and/or its associated companies, or any of their directors, management team or employees; or

c)	Criticising, disparaging or otherwise detrimentally commenting on the products, services or programs provided by, or to be provided by the Company and/or its associated companies.

13.13.2.	The Employee agrees that at all times during their employment under this Agreement and following its termination, except with the expressed authorization of the Company, they shall not discuss any matter, divulge any information or provide any comment relating to the Company to any representative of the press or broadcasting or other media.

13.13.3.	The Employee’s obligations in this Clause also apply to the posting of any comment or statement on the internet or any other media at large, including but not limited to social media platforms.

14.	Confidential Information and Invention Assignment Agreement

14.1	The Employee will be required, as a condition of their employment with the Company, to sign the enclosed standard Confidential Information and Invention Assignment Agreement attached hereto as Annex C.

14.2	Without limiting the representations and undertakings outlined in Annex C in relation to Intellectual Property and Invention, the Employee acknowledges that all intellectual property rights, of any kind, created by the Employee during their employment with the Company, and all documents and materials embodying, recording, and/or relating to such intellectual property, shall automatically belong to the Company to the fullest extent permitted by law.

14.3.	The Employee further acknowledges and agrees that the Company shall have the unrestricted right to use the intellectual property rights (including but not limited to any copyrights and/or inventions) developed during the course of employment, including but not limited to, utilization for any purpose, through any means of communication, existing or future, and in any territory. The Company also reserves the right to modify, assign, or license such intellectual property, in whole or in part, to any third parties, within any territory, without providing any further consideration to the Employee, other than their salary.

14.4	Additionally, in the event of an assignment of any or all intellectual Property rights and Inventions to a third party, the third party shall be entitled to the same rights as specified in clause 14.3

15.	Non-Competition

The Employee undertakes that during the period of their employment with the Company and for a period of six (6) months following termination of their employment therewith, for any reason:

15.1.	The Employee shall not, anywhere in the world do business, as an employee, independent contractor, consultant, investor, lender, broker or otherwise, and shall not, directly or indirectly, participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company its Affiliates or clients, or in the field in which the Company its Affiliates or clients, engages, is engaged or is anticipated to be engaged (the “Competitive Occupation”).

15.2.	Without derogating from the generality of the foregoing, the Employee undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s clients, suppliers or agents, including clients, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of the Employee’s employment with the Company or prior thereto.

15.3.	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Employee in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

15.4.	The Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of their position and the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation they receive. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to them by the Company under this Agreement were determined, inter alia, in consideration for their obligations under this Section 15.

15.5.	The Employee’s obligations pursuant to this Section 15 shall survive the termination of their employment with the Company or its successors and assigns.

16.	Non-Solicitation

During the term of your employment with the Company and for a period of 12 months following the termination of your employment, regardless of the reason for termination, you agree that you will not, directly or indirectly, on your own behalf or on behalf of any other person, company, or entity:

16.1	Non-Solicitation of Clients

The Employee shal not solicit, approach, or attempt to solicit or approach, any clients, customers, or prospective clients of the Company with whom you had business dealings during your employment, for the purpose of offering or providing any services or products that compete with those provided by the Company.

16.2	Non-Solicitation of Clients’ Clients

The Employee shal not solicit, approach, or attempt to solicit or approach, any clients, customers, or prospective clients of the Company’s clients, with whom you had direct or indirect contact during the course of your employment, for the purpose of offering or providing services or products that compete with those offered by the Company or its clients.

16.3	Non-Solicitation of Employees

The Employee shal not solicit, recruit, or attempt to solicit or recruit, any employees, contractors, or consultants of the Company or the Company’s clients with whom you had direct or indirect contact during the course of your employment, for the purpose of causing them to terminate their relationship with the Company or its clients or to join or provide services to any competitor.

16.4	Non-Solicitation of Suppliers and Partners

The Employee shal not solicit, approach, or attempt to solicit or approach, any suppliers, vendors, or business partners of the Company or its clients, for the purpose of encouraging them to cease doing business with the Company or its clients or to reduce or adversely modify their business relationship with the Company.

17.	Injunctions

The Employee agrees that it would be difficult to measure damage to the Company from any breach of the Employee of the undertakings set forth in Section 15 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if they breach any provision of Section 15 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company.

18.	Employment Termination

18.1.	Either party may terminate this Agreement by the delivery of a prior written notice to the other party, in accordance with Point 11 of the Table (the “Notice Period”).

18.2.	During the Notice Period, the Employee shall continue to perform their duties until the conclusion of the Notice Period. Nevertheless, the Company shall have the right not to take advantage of the full Notice Period. In the event of such termination, the Company shall pay the Employee with a cash equivalent to their Salary for the remainder of the Notice Period (as a payment in lieu of prior notice in accordance with the law).

It is hereby expressly stated that the Company reserves the right to terminate the Employee’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Employee during said period. In the latter case, such termination shall not constitute a dismissal of the Employee by the Company.

18.3.	Notwithstanding the foregoing, the Company may terminate the employment without the delivery of a prior written notice, in the event that Employee is not eligible to severance pay under the provisions of the Severance Pay Law, 1963 or is in breach of their fiduciary duty, including but not limited to a commission of a felonious crime connected with their employment, involvement in severe disciplinary offense, or they are in breach of their obligations regarding confidentiality, non-competition and intellectual property, as described in Section 14 above and in the Confidential Information and Invention Assignment Agreement.

18.4.	In the event that the Employee terminates their employment with the Company, for any reason, without the delivery of a written notice, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt that it may owe the Employee an amount equal to the salary and benefits that would have been paid to the Employee during the Notice Period had they worked.

18.5.	The Employee undertakes that immediately upon the termination of their employment with the Company, for any reason, they shall act as follows:

18.5.1.	The Employee shall deliver and/or return to the Company all the documents or other magnetic media, letters, notes, reports and other papers in their possession and relating to their employment with the Company and the fulfillment of their duties, as well as any equipment and other property belonging to the Company that was placed at their disposal, including any Company car, computer equipment, telephone equipment, Employee ID badge or other equipment; and

18.5.2.	The Employee shall coordinate the termination of their employment with their supervisors, and they shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by their supervisors, all documents and information and all matters with which they dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

19.	Notices

19.1.	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

19.2.	All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by email, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

20.	General

20.1.	The Employee shall bear all the taxes deriving from the rights and benefits received by them pursuant hereto. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance, contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Employee pursuant hereto.

20.2.	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

20.3.	Any modification or amendment to the provisions of this Agreement and the appendices hereto shall only be valid if effected in writing and signed by the parties hereto.

20.4.	This Agreement is subject to all the applicable approvals according to applicable law.

20.5.	The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

20.6.	This Agreement shall be deemed due notification regarding the Employee’s employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

21.	Exclusivity of the Agreement

21.1.	This Agreement is personal and the terms and conditions of the employment of the Employee shall be solely as set forth in this Agreement. Except as provided in this Agreement, no provisions of any collective bargaining agreement (“Heskem Kibbutzi”), collective arrangement (“Hesder Kibutsi”) or other industry practice or custom of any kind shall apply.

21.2.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations and discussions between them, oral or written regarding the relationship between the parties.

21.3.	Except as expressly provided in this Agreement, the Employee shall not be entitled to any payments or other benefits in respect of their employment and the termination of their employment with the Company.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

DEEL INNOVATION LTD.

Name:	Alexandre Bouaziz

Title:	Legal Representative

Signature:	/s/ Alexandre Bouaziz

Date:	June 18th, 2026

EMPLOYEE

Employee:	Gil Issachar

Signature:	/s/ Gil Issachar

Date:	June 18th, 2026

ANNEX “A”

Company policy regarding use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of Company computers, internet browsing or Company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). It is additionally forbidden to install any programs on Company computer systems or make use of any such system to transfer materials unrelated to work or detrimental to the Company, its clients, employees, or any other third party. Misuse of Company computers, internet browsing, or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. If in doubt, please refer to the Company IT Manager.

2. We would like to clarify that the Company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality (as set forth in your Employment Agreement), without derogating from work requirements and subject to Section 1 above. Nonetheless, it is important to clarify that due to the nature of the Company computer systems, network operational maintenance requirements, as well as for the implementation of this Section 2, the Company may block certain websites from access, and the Company IT Manager may access any computer on the Company network, and accordingly, any information found on your computer may be exposed to the Company IT Manager and his superiors.

3. The Company provides you with an email account exclusively for professional use as required within the scope of your position in the Company. Therefore, the Company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox or any other means of communication provided to the Employee for use during their employment with the Company. You are aware, and hereby consent that the Company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the Company or any third party (including violation of the terms above), or in any other case in accordance with the law. Such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. The monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the Company’s computer systems, any security and support service provider which shall replace it in the future, or in accordance with the law, subject to the aforementioned. Accordingly, any information found in the professional electronic mailbox may be accessible to the Company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. At the expiration of your position with the Company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the Company. If you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the Company, and so long as such use is made reasonably and in adherence to the Company policy as stated above.

4. I am informed that, in accordance with applicable law, the Company reserves the right to use any communication made in a professional context, including those with clients, where it is permitted by law

5. The Company places great importance on safeguarding your personal data and adheres to applicable data protection laws. For detailed information on how we handle your personal data, please read the Employee Privacy Notice which is available here https://www.deel.com/eor-privacy. The Employee Privacy Notice outlines our practices for collecting, processing, and protecting your personal data.

I hereby read and declare I read this Exhibit A, understood its provisions and agree thereto.

Name of the Employee: Gil Issachar

Signature:	/s/ Gil Issachar

ANNEX “B”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS

TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a) to the Pension Fund are not less than 14.33% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, his employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2.33% of the Exempt Salary. In the event the employer has not paid the above 2.33% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b) to the Insurance Fund are not less than one of the following:

(1) 13.33% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2.5% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall be only in lieu of 72% of the employee’s severance pay;

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2.33% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payments, a written agreement was executed between the employer and the employee which included:

(a) the employee’s consent to an arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b) an advance waiver by the employer of any right which he may have to a refund of monies from its payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to sections 16 or 17 to the Law and/or in cases in which if such severance pay was denied the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

(3) This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

15th Sivan 5758 (9th June 1998).

Name of the Employee: Gil Issachar

Signature:	/s/ Gil Issachar

ANNEX “C”

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment with the Company, I agree to the following provisions:

1. VOLUNTARY NATURE. I acknowledge and agree that I am executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Annex C and that I have asked any questions needed for me to understand the terms, consequences, and binding effect of this Annex C and fully understand it. I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.

2. CONFIDENTIALITY.

A. Definition of Company Confidential Information. “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company and Company’s parent company (if any), sister company (if any) and subsidiary company (if any) (collectively the “Company Group”) as well as any information obtained from the Company’s clients, that has or will develop, acquire, create, compile, discover or own, that has value in or to the Company Group’s business which is not generally known and which the Company Group wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company Group to me, and information developed or learned by me during the course of my employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company Group, whether or not such information is identified as Company Confidential Information. By way of example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets thereof, client lists and clients (including, but not limited to, clients of the Company Group on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company Group to me; (ii) becomes publicly known or made generally available after disclosure by the Company Group to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company Group as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B. Non-use and Nondisclosure. During and for an unlimited time period of time after my employment with the Company, I will hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. I will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company Group in the course of my employment, or (ii) disclose Company Confidential Information to any third party without the prior written authorisation of the President, CEO, or the Board of Directors of the Company. Prior to disclosure, when compelled by applicable law, I shall provide prior written notice to the President, CEO, and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that the Company Group retains all Confidential Information as the sole property of the Company Group. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment shall be considered a fundamental breach of this Employment Agreement which will entitle the Company to among other things, terminate this Employment Agreement with immediate effect with no notice or payment thereto required and I agree to fully indemnify the Company for any damage sustained by it as a result of such breach. I understand that my obligations under this section shall continue after termination of my employment and also that nothing in the Employment Agreement prevents me from engaging in protected activity, as described below.

C. Former Employer Confidential Information. I agree that during my employment with the Company Group, I will not improperly use, disclose, or induce the Company Group to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep such proprietary information or trade secrets in confidence. I further agree that I will not bring onto the Company Group’s premises or transfer onto the Company Group’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company Group has been consented to, in writing, by such third party and the Company.

D. Third Party Information. I recognise that the Company Group has received, and in the future may receive, from third parties (for example, clients, suppliers, licensors, licensees, partners, and collaborators) (“Associated Third Parties”), information which the Company Group is required to maintain and treat as confidential or proprietary information of such Associated Third Parties (“Associated Third Party Confidential Information”), and I agree to use such Associated Third Party Confidential Information only as directed by the Company and to not use or disclose such Associated Third Party Confidential Information in a manner that would violate the Company Group’s obligations to such Associated Third Parties. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company Group and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company Group and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company Group’s agreement with such Associated Third Parties. I further agree to comply with any and all Company Group policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company.

E. I agree and acknowledge that confidentiality is fundamental to the Company’s clients and business. This clause is a fundamental term of this Employment Agreement.

I agree and acknowledge that my role with any client of the Company creates a relationship of confidence and trust with respect to any client’s Confidential Information and that such client has a protectable interest in its Confidential Information

I understand that confidentiality and any other information related to the Company’s strategy, plan, business and organization is a fundamental part of the Company’s power and leadership in the market and therefore this confidentiality clause is a substantial part of my obligations as an employee during and after my engagement with the Company and the Company’s activity.

3. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS.

A.	Assignment of Inventions.

1.	I agree that all right(s), title(s), and interest(s) in and to any and all developments, discoveries, designs, techniques, inventions and improvements, methods, know-how, processes, formulae, data, databases, computer programs, computer code, source code, software, patents, patent applications and all patentable materials, models, designs (whether registered or not), copyrights and all copyrightable materials, trade secrets, trademarks, trade names, proprietary information, concepts and ideas (including moral rights) whether or not patentable and whether or not reduced to practice, made or conceived by me, solely or in collaboration with others (including but not limited to any clients of the Company), during the period of time I am in the employ of the Company (during the performance of my duties under this agreement), or with the use of Company’s Confidential Information or any client’s Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are and shall be the sole property of the Company.

2.	For the avoidance of doubt, I hereby irrevocably assign, transfer, and convey to the Company all rights, title, and interest in and to any Inventions that fall within the following categories: (i) those having a connection or relevance to the actual or reasonably anticipated business, work, or research and development of the Company, its affiliates, or subsidiaries, along with all related documentation; (ii) those created, either wholly or partially, during the Company’s time, whether utilizing its equipment, supplies, facilities, or Confidential Information or not; or (iii) those arising from or inspired by any task assigned to me, any work conducted by me for or on behalf of the Company, its affiliates, or subsidiaries, or within the scope of my duties and responsibilities, including any work for the Company’s clients.

3.	I agree not to use any of the Company’s Inventions without explicit permission from the Company at all times. I also agree to promptly make full written disclosure to the Company or any designated party by the Company (including any Company’s clients) of any Inventions, and to deliver such Inventions. I hereby irrevocably assign and transfer fully to the Company all of my entire right(s), title(s) and interest(s) in and to any and all Inventions.

4.	I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright shall be exclusively owned by the Company. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

5.	To the extent applicable, it is hereby clarified that the provisions contained in this section 3 will apply also to any ’Service Inventions’ as defined in the Israeli Patent Law 1967 (the “Patent Law”). However, in no event will such Service Inventions become my property and the provisions contained in section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.

B. Pre-Existing Materials. I will inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company (“Prior Inventions”) into any Invention or otherwise utilizing any Prior Invention in the course of my employment with the Company; and the Company and any third party chosen by the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have attached hereto a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, I represent and warrant that there are no such Prior Inventions.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of the Company at all times.

E. Further Assurances.

1.	I agree: (a) to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. (b) not to attempt to register any employment intellectual property rights or patent, any Invention anywhere in the world unless requested to do so in writing by the Company or any third party designated by the Company; and (c) to keep confidential the details of all employment intellectual property rights including Inventions unless the Company or any third party designated by the Company has consented in writing to their disclosure by me.

2.	I undertake to use my best endeavors to execute all documents and do all acts both during and after my employment by the Company as may, in the opinion of the Company or any third party designated by the Company, be necessary or desirable to vest the employment intellectual property rights in the Company, to register them in the name of the Company or of any third party designated by the Company and to protect and maintain the employment intellectual property rights and the Inventions. Such documents may, at the Company’s request or at the request of any third party designated by the Company, include future assignments of employment intellectual property rights or Inventions and waivers of all and any statutory moral rights or any equivalent or similar rights relating to any copyright works which form part of the employment intellectual property rights.

3.	I agree to give all necessary assistance to the Company or any third party designated by the Company to enable and enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

4.	I further agree that my obligations under this Section 3.E shall continue after the termination of the Employment Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any patent, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Waiver of additional compensation for Invention and Intellectual Property. I acknowledge and agree that my salary and related employment terms constitute the full consideration to which I am entitled for any inventions, innovations, discoveries, developments, or other intellectual property made or conceived by me in the course of my employment with the Company, and I hereby waive any right to demand or receive additional compensation for such inventions or intellectual property. I further acknowledge and agree that no additional compensation, royalties, or other remuneration shall be owed or payable to me with respect to any such inventions or intellectual property, and that any rights to such inventions or intellectual property shall belong solely to the Company. This waiver is irrevocable and shall survive the termination of Employee’s employment with the Company.

4. REPRESENTATIONS. Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of the Employment Agreement. I represent and warrant that my performance of all the terms of the Employment Agreement will not breach any agreement to keep confidential information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

I represent and warrant that the Inventions and any of the deliverables provided by me to the Company or any client in the scope of my employment, shall not: (i) infringe any intellectual property right of any third party, (ii) include any open source, or (iii) require the payment of any royalties or license fees. I will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

5. MISCELLANEOUS.

A. Severability. If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Annex C, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Annex C will continue in full force and effect.

B. Modification, Waiver. No modification of or amendment to this Annex C, nor any waiver of any rights under this Annex C, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Annex C will not operate as a waiver of any other or subsequent breach.

C. Survivorship. The rights and obligations of the parties to this Annex C will survive termination of my employment with the Company. I have read this Annex C carefully and I understand and accept the obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this agreement. I agree that the terms of Annex C are incorporated into my Employment Agreement.

I sign this Annex C voluntarily and freely, in duplicate, with the understanding that one counterpart will be retained by the firm and the other counterpart will be retained by me.

/s/ Gil Issachar

EMPLOYEE’S SIGNATURE